Our site is unavailable at the moment

Please wait a moment and try again.
If you're seeing this a lot, check Twitter for status updates.

Your error ID is 6655d3fe738b4781ae2cf76f9c754467.

For help, email team@netcapital.com.

hello@netcapital.com